EXHIBIT 10.54
DISTRIBUTION AGREEMENT
     This Distribution Agreement (“Agreement”) is made September 8, 2004, by and between Taiwan Kolin Company Limited, a company organized in Taiwan ROC, whose address is 11/F No. 86 Section 1, Chung Ching South Road, Taipei, Taiwan, ROC (“Kolin”), and Syntax Groups Corporation, a California corporation, whose address is at 20480 East Business Parkway, City of Industry, California 91789 U.S.A. (“Distributor”).
     WHEREAS, Kolin designs and causes to be manufactured and exports various consumer electronic Products (as hereafter defined) for distribution under and in connection with the trademarks and trade name including but not limited to Kolin; and
     WHEREAS, Distributor wishes to be appointed by Kolin an exclusive distributor of Products in the Territory; and
     WHEREAS, Kolin wishes to appoint Distributor an exclusive distributor of the Products in the Territory;
     NOW, THEREFORE, the Parties hereby undertake and make this Agreement.
     1. INTERPRETATION
     1.1 In this Agreement hereto the following terms shall, except where the context otherwise requires, have the following meanings:

“Business Day”	means a day, other than a Saturday or Sunday or legal holiday observed in the United States of America;

“Effective Date”	means the date on which the last of the Parties hereto executed this Agreement;

“Group”	means a company together with its subsidiaries, any holding company of such company and all other subsidiaries of any such holding company from time to time;

“Intellectual Property Rights”	means patents, trademarks, service marks, design rights, registered designs, trade or business names or signs, copyrights (including rights in computer software), and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world of or relating to the Products;

“Parties”	means Kolin and Distributor;

“Products”	means LCD and LCOS television sets, and other consumer electronic products designed by and/or manufactured for Kolin and its Group, and bearing the trademarks and/or trade name including but not limited to Kolin;

“Quarter”	means the following calendar quarterly periods, irrespective of when the Effective Date occurs:
(a) 1 January to 31 March;
(b) 1 April to 30 June;
(c) 1 July to 30 September; and
(d) 1 October to 31 December;

“Territory”	means the geographic areas of America continental including North America and Latin America and as amended from time to time by mutual written agreement of the Parties;

“Trademark”	means including but not limited to Kolin;

“Trade Secrets”	means Kolin’s confidential, proprietary and trade secret information pertaining to the Products;

“Year”	unless otherwise indicated means the period of twelve (12) months from the Effective Date and each consecutive period of twelve (12) months thereafter during the term of this Agreement;

“Working Hours”	means 9:00 a.m. to 5:30 p.m. on a business Day.
     1.2 In this Agreement headings are for ease of reference only and shall not affect the interpretation or construction of this Agreement.
     2. APPOINTMENT
     2.1 Kolin hereby appoints Distributor as its exclusive distributor in the Territory for the sale and supply of Products, and Distributor hereby accepts such appointment, subject to and in accordance with the terms and conditions of this Agreement.

     2.2 During the term of this Agreement, Kolin may not appoint another person, firm or company as a distributor of Products in the Territory.
     2.3 Kolin shall not supply or directly sell Products within the Territory, and may refer to Distributor inquiries and orders received from any third party for Products in the Territory.
     2.4 Distributor shall be entitled to describe itself as Kolin’s “Authorized Distributor” for Products, but shall not hold itself out as Kolin’s agent or as otherwise being associated with Kolin in any capacity so as to legally bind Kolin.
     2.5 Distributor shall not promote, market, distribute or sell Products outside the Territory, and shall use its best commercial efforts to secure from Distributor’s wholesale customers a written undertaking obliging each such customer not to resell the Products outside the Territory. Should Distributor promote, market, distribute or sell Products outside the Territory or otherwise knowingly permit a wholesale customer to sell Products outside the Territory, such violation shall be conclusively presumed to be a material breach of this Agreement entitling Kolin to terminate this Agreement immediately, upon written notice and without a right to cure. For purposes of this Clause 2.5, Distributor shall be conclusively deemed not to have “knowingly permitted” a customer to sell Products outside the Territory if Distributor shall have secured from such customer a written undertaking not to do so, and Distributor does not encourage or acquiesce in the violative sale.
     3. PLACEMENT OF ORDERS FOR PRODUCTS
     3.1 Kolin shall use its best efforts to supply Products to Distributor in accordance with Distributor’s orders.
     3.2 Distributor shall not less than thirty (30) days before the beginning of each Quarter place with Kolin its orders for Products to be delivered to Distributor during that Quarter and shall give Kolin written notice of Distributor’s estimated orders for Products for each Year by no later than 30 days before the start of the Year.
     3.3 All purchase orders shall be in writing and shall be deemed to have been accepted upon Kolin issuing to Distributor a written acknowledgment of each such purchase order.
     3.4 Upon receipt and confirmation of a purchase order from Distributor, Kolin shall promptly notify Distributor of the estimated delivery date of the order. Kolin shall use its best efforts to deliver Distributor’s orders on the date specified in the purchase order.

     3.5 The title to any shipment of Products shall pass to Distributor upon payment by Distributor of the invoice for such Products, plus all related costs per Clause 4.3.
     4. PRICE AND PAYMENT
     4.1 Products sold by Kolin to Distributor shall be sold at the prices agreed in writing by the Parties, as reflected in Kolin’s purchase order confirmations to Distributor.
     4.2 All sums payable by Distributor for Products sold to Distributor under this Agreement shall be paid to Kolin no later than sixty (60) days after the date the Products are received by Distributor.
     4.3 The price to be paid by Distributor for Products under this Agreement does not include:
          4.3.1 value added tax or other applicable sales tax or duty;
          4.3.2 any costs of shipping; or
          4.3.3 any costs of insurance.
     4.4 All sums payable under this Agreement shall be paid in United States Dollars.
     4.5 If any sums payable by Distributor under this Agreement are not paid when due Kolin shall be entitled to charge interest on the outstanding amount at a monthly rate of one and one-half percent (1 1/2%) until the date of actual full payment both before and after judgment.
     5. TERMS OF TRADING
     5.1 All sales of Products by Kolin to Distributor shall be on Kolin’s standard terms from time to time, except that where Kolin’s standard terms conflict or vary with the terms of this Agreement, the terms of this Agreement shall control.
     6. DISTRIBUTOR’S OBLIGATIONS
     6.1 Distributor shall commence marketing the Products within the Territory immediately upon the Effective Date, and thereafter shall use its reasonable best efforts to promote the sale of Products throughout the Territory continuously thereafter. For purposes of this Clause 6.1, Distributor shall be deemed to have commenced “marketing”

the Products when Distributor first publicizes the Products, whether by print media, trade show or otherwise. Subject to the provisions of Clause 8, Distributor shall be entitled to promote and market the Products in the Territory in any manner it deems commercially reasonable.
     6.2 Distributor shall have the right to employ such personnel at such compensation and on such other conditions as Distributor deems necessary and proper to promote, market, distribute and sell the Products in the Territory. The contract Distributor makes with each such personnel shall contain an express provision to the effect that the personnel is the employee and/or agent of Distributor, is to be paid solely by Distributor, and is not the employee, agent or independent contractor of Kolin.
     6.3 In connection with the promotion and marketing of the Products Distributor shall:
          6.3.1 make clear, where clarification is required by its customers, that it is acting as a distributor of Products and not as an agent of Kolin;
          6.3.2 comply with all legal requirements from time to time in force relating to the sale of Products;
          6.3.3 at the request of Kolin, provide to Kolin at Distributor’s expense samples of brochures, catalogues, sales manuals and sale aids which refer to the Products; and
          6.3.4 assume and pay all costs of conducting Distributor’s business hereunder.
     6.4 Distributor shall not in any way pledge the credit of Kolin or directly or indirectly, whether by act or omission, give any guarantee, promise, representation or warranty in relation to the Products in the name of or on behalf of Kolin, unless expressly authorized to do so in writing by Kolin.
     6.5 Distributor shall have the sole right to determine the prices and the terms upon which Distributor shall sell Products and to determine the wholesalers and sub-distributors and other customers to whom it may sell Products.
     6.6 Distributor shall submit to Kolin all material complaints relating to Products, together with all available evidence and other information relating thereto, and forward to Kolin, at Kolin’s expense, for examination, representative samples of Products in respect of which complaints are made, and Kolin shall, as soon as reasonably practicable following a request from Distributor to do so, use its reasonable best efforts to assist Distributor in dealing with such complaints in such manner as Kolin considers appropriate. In the event of a dispute arising between Distributor and any third party in relation to the quality or characteristics of Products sold by Distributor, Distributor shall not, without the written of Kolin, admit liability or do anything which constitutes an admission of liability nor take any proceedings in respect of, or compromise, such dispute.
     6.7 Distributor shall use its reasonable best efforts to obtain and maintain in force all such licenses, consents and approvals of any governmental or quasi-governmental or other regulatory authority as may be required, and otherwise at all times comply with all applicable laws of which it is aware in connection with importing, advertising, storing, marketing and selling the Products as contemplated by this Agreement in the Territory.
     6.8 Distributor shall send to Kolin, upon reasonable request, such statistical forecasts as Kolin may reasonably request for budgetary purposes and for programming future requirements with respect to the production of Products.
     6.9 Distributor shall indemnify and hold Kolin free and harmless from any and all obligations, costs, claims, judgments, attorneys’ fees, attachments and other court processes arising from, growing out of, or in any way connected with Distributor’s activities undertaken directly or indirectly pursuant to or in furtherance of Distributor’s exercise of rights under this Agreement. Distributor shall also indemnify and hold Kolin free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, costs, and attorneys’ fees that Kolin may incur as a result of a breach by Distributor of any representation or term of this Agreement.
     6.10 Distributor shall not use the Trade Secrets, except in the performance of this Agreement, and shall not disclose the Trade Secrets to third parties. Distributor shall use reasonable efforts to protect the confidentiality of the Trade Secrets, at least to the same extent as the measures it takes to protect Distributor’s own trade secret information.
     7. KOLIN’S OBLIGATIONS
     7.1 Kolin shall from time to time provide Distributor with such samples, catalogues, brochures, know how and information as may be required or desired to assist Distributor in the sale of Products in the Territory. Distributor shall use such samples catalogues, brochures, know how and information in order to launch and actively promote the sale of the Products in such a manner and at Distributor’s cost as Distributor considers appropriate.
     7.2 Kolin shall promptly provide any technical assistance and support connected with the Products as may be reasonably required by Distributor and its customers.
     7.3 Kolin shall be entitled to make New Products, and to modify the specifications of the existing Products. In the event Kolin shall create a new product ancillary to the Products, such New Product(s) shall be made available to Distributor at a price to be negotiated in good faith.
     7.4 Kolin, at its election, shall either repair or replace at Kolin’s expense Products sold to Distributor by Kolin that Distributor returns to Kolin, and Kolin accepts, as being defective.
     8. INTELLECTUAL PROPERTY RIGHTS
     8.1 All Intellectual Property Rights owned by Kolin and provided by Kolin to Distributor under this Agreement shall be and shall remain the sole property of Kolin as against Distributor and Distributor hereby quitclaims to Kolin any and all rights, title and interest Distributor may acquire with respect thereto arising through the unauthorized use of the rights granted to Distributor under this Agreement. Distributor shall not, directly or indirectly, take any action challenging, questioning or opposing the validity of the Intellectual Property Rights in and to the Products or the Trademark, or otherwise.
     8.2 Subject to the terms and conditions of this Agreement, Kolin grants the Distributor a non-exclusive, royalty-free license to use the Trademark in connection with the promotion, advertising and sale of the Products in the Territory. In the event that Distributor designates wholesalers and sub-distributors to sell the Products, then such wholesalers and sub-distributors shall automatically be deemed to be granted a non-exclusive, royalty-free license to use the Trademark in connection with the promotion, advertising and sale of Products in the Territory. Distributor’s, including Distributor’s wholesalers and sub-distributors, use of the Trademark in the Territory shall inure to the exclusive benefit of Kolin.
     8.3 Distributor shall sell Products in packaging and with labeling containing the Trademark in such a position and in such a way as Distributor considers appropriate; provided, however, that Distributor shall be required to display the Trademark on the packaging.
     8.4 Subject to any provision to the contrary in this Agreement Distributor shall not alter, remove or in any way tamper with the Trademark, or affix any other trademark, logo or other mark on any Products or packaging of Products without the prior written approval of Kolin which shall not be unreasonably withheld or delayed.
     8.5 Distributor shall be vigilant in detecting possible infringements, claims or actions occurring within the Territory, and shall promptly notify Kolin, of any such possible infringement, claim or action (or threat of such) that the Products and/or the Intellectual Property Rights and/or the Trademark in any way are being infringed by or infringe the rights of a third party. Kolin shall have the sole right to determine whether any action shall be taken on account of such infringement, claim or action. Distributor shall not take any action in respect thereof (including settlement or admission of liability) without the prior written consent of Kolin, and at Kolin’s request Distributor shall cease to sell or distribute Products or use the Intellectual Property Rights or Trademark. If Kolin initiates any legal proceedings on account of any such infringement, claim or action, Distributor shall cooperate with and assist Kolin to the extent reasonably necessary, including without limitation, being joined as a necessary or desirable party to such proceedings. Kolin shall reimburse Distributor for all costs reasonably incurred by Distributor in cooperating and assisting Kolin in such legal proceedings. The damages or other recovery received as a result of such proceedings shall be received by Kolin; provided, however, that if Distributor demonstrates to the reasonable satisfaction of Kolin that Distributor has suffered a quantifiable loss as a direct result of any such infringement, claim or action, then Distributor shall be entitled to receive from the damages or other recovery received as a result of such proceedings a pro rata amount commensurate with such loss as is demonstrated by Distributor. Distributor shall have no claim against Kolin for damages if Kolin determines, in good faith and in its sole discretion, that it is not in the best interest of Kolin to initiate any legal proceedings on account of any such infringement, claim or action, or if Kolin settles or resolves any such proceedings which may be initiated.
     8.6 Distributor shall have the right to participate fully (at Distributor’s own expense) in the defense of any claim or action instituted against Kolin in relation to Products, the Intellectual Property Rights, or the Trademark.
     9. CONFIDENTIAL INFORMATION
     9.1 Each party shall treat as strictly confidential and undertakes to use its reasonable best efforts to require that its professional advisers, auditors and bankers shall treat as strictly confidential and shall not use nor disclose the Trade Secrets or any information received or obtained as a result of entering into or performing this Agreement that relates to the business or affairs of the other or of any part of its Group.
     9.2 The provisions of Clause 9.1 shall not prohibit disclosure or use if and to the extent that such disclosure or use is:
          9.2.1 required to enable either party to comply with its obligation hereunder to the extent that such disclosure is strictly necessary;
          9.2.2 required by law or regulation or for the purpose of any judicial proceedings;
          9.2.3 required to vest the full benefit of this Agreement in any party;
          9.2.4 to the professional advisers, auditors and bankers of a party and is on terms that such professional advisers, auditors and bankers undertake to comply with the provisions of Clause 9.1 in respect of such information as if they were a party to this Agreement;
provided that any such information disclosed shall be disclosed only after notice to the other party if and to the extent reasonably practicable.
     9.3 The provisions of this Clause 9 shall survive three (3) years following the termination or expiration of this Agreement.
     9.4 The provisions of this Clause 9 shall not apply to information which has entered the public domain otherwise than by reason of a breach of this Agreement or which was known to the party seeking to use or disclose it prior to disclosure hereunder or which is disclosed by a third party entitled to disclose it.
     10. WARRANTIES AND LIMITATION OF LIABILITY
     10.1 Kolin warrants that the Products will be of satisfactory quality and fit for their intended purpose.
     10.2 Kolin warrants that the Products do not infringe the Intellectual Property Rights of any third party.
     10.3 Kolin warrants that it owns all Intellectual Property Rights and the Trademark, that it has full power and authority to enter into this Agreement and that its authority shall remain in full force and effect for the full term of this Agreement.
     10.4 Kolin warrants that all Intellectual Property Rights are valid, enforceable and subsisting and are free from all liens, charges and encumbrances and shall remain so for the term of this Agreement.
     10.5 Kolin shall indemnify and hold Distributor harmless against all claims, actions, proceedings, direct losses, liabilities, costs and expenses arising out of the sale or supply of Products by Distributor within the Territory, except to the extent that such claim arises out of any action or omission of Distributor.
     10.6 Subject to Clause 10.7, neither party shall be liable to the other party for indirect or consequential loss or damage howsoever arising, including but not limited to, loss of profits or contracts.
     10.7 Nothing in this Agreement shall limit either party’s liability for death or personal injury caused by its negligence or that of its employees or agents.

     10.8 This Clause 10 shall survive the termination of this Agreement for whatever reason.
     11. TERM AND TERMINATION
     11.1 This Agreement shall be binding on the Parties on the Effective Date and shall continue for a period of five (5) Years, subject to earlier termination as hereafter stated (the “Initial Term”).
     11.2 Distributor shall have the option to extend this Agreement for an additional five (5) Years upon the expiration of the Initial Term, provided:
          11.2.1 Distributor requests such an extension in writing at least one hundred eighty (180) days but not more than two hundred forty (240) days prior to the expiration of the Initial Term; and
          11.2.2 Distributor at the time it requests the extension and as of the expiration of the Initial Term is not in default under this Agreement; and
     11.3 Either party may, without prejudice to any of its other rights arising hereunder, forthwith upon giving written notice, terminate this Agreement in any of the following events:
          11.3.1 if the other party shall fail to observe or perform any of the material terms or conditions hereof and such default or breach shall continue for thirty (30) days or more after notice in writing, specifying the breach and requiring the same to be remedied if a remedy is possible, has been given;
          11.3.2 if an order is made or a resolution is passed for the winding-up of the other party except in the case of a voluntary winding-up for the purposes of restructuring or amalgamation the terms of which shall previously have been approved in writing by the party entitled to serve notice;
          11.3.3 if a receiver (which expression shall include an administrative receiver) is appointed in respect of the other party over all or any of its assets;
          11.3.4 if the other party is unable to pay its debts, becomes insolvent or files for protection under the bankruptcy laws.
     12. CONSEQUENCES OF TERMINATION
     12.1 Following the termination of this Agreement for any reason whatsoever:

          12.1.1 Distributor, upon payment of all outstanding invoices from Kolin, shall have the option to sell its existing stock of Products for a period not to exceed six (6) months, unless this Agreement terminates pursuant to the provisions of Clauses 2.5, in which event Distributor shall immediately cease selling Products;
          12.1.2 except for the purposes of Clause 12.1.1, Distributor shall cease to promote market or advertise the Products or make any use of the Intellectual Property Rights or the Trademark;
          12.1.3 except as otherwise provided herein and subject to any rights or obligations that have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.
     13. FORCE MAJEURE
     13.1 Neither of the Parties shall have any liability whatsoever or be deemed to be in default for any delays or failures in performance under this Agreement resulting from acts beyond the commercially reasonable control of that party, to wit, acts of God, war or national emergency, riot, epidemics or natural disasters (“Force Majeure”).
     13.2 In the event of a Force Majeure, then the time period during which either of the Parties is required to perform any act or achieve any purchase or sales requirement shall be extended on a day-for-day basis. If the Force Majeure persists for more than six (6) consecutive months, either party may terminate this Agreement by notice in writing to the other.
     14. NO PARTNERSHIP
     14.1 Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity.
     15. ASSIGNABILITY
     15.1 Neither party may assign its rights hereunder to any third party not within such party’s Group without the prior written consent of the other party not to be unreasonably withheld.

     16. DISPUTE RESOLUTION
     16.1 In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (collectively “Dispute”) between the Parties relating to matters arising under this Agreement a meeting shall be held between the appointed representatives of the Parties to resolve the Dispute.
     16.2 In the event the Dispute is not otherwise resolved in accordance with Clause 16.1, the dispute shall be settled solely by final and binding arbitration before a retired Judge of the Los Angeles Superior or higher California Court, or a retired United States District Judge or Magistrate Judge, mutually selected by the parties. In any factual matter presented to the arbitrator, whether at a hearing on a motion for summary judgment, the arbitration hearing, or otherwise, the arbitrator shall admit and consider only such evidence as would be admitted in a California superior court following the provisions of the Evidence Code or Code of Civil Procedure Section 437c, as long as such evidence is timely presented, and is not privileged. If the arbitrator does not hear evidence material to the controversy based on the arbitrator’s interpretation of the Evidence Code of Code of Civil Procedure Section 437c, and this exclusion of evidence substantially prejudices the rights of the proponent of such evidence, this shall not be grounds for vacation of a resulting award under Code of Civil Procedure Section 1286.2(e) and Schlessinger v. Rosenfeld, Meyer & Sussman, 40 Cal. App. 4th 1096 (1995). Any arbitration proceeding shall take place in Los Angeles County, California. Judgment on any decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of an arbitration to resolve the Dispute the prevailing party shall be entitled to recover as an element of costs of suit its actual attorneys’ fees incurred in prosecuting and/or defending against such claim.
     16.3 The parties agree that this Agreement is executed and delivered in the State of California, and that this Agreement shall be governed by and construed according to the internal laws of the State of California.
     17. COUNTERPARTS
     17.1 This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of the Agreement, but all the counterparts shall together constitute but one and the same instrument.
     18. NOTICES
     18.1 Any notice or other communication given or made under or in connection with the matters contemplated in this Agreement shall be in writing.

     18.2 Any such notice or other communication shall be addressed as provided in Clause 18.3 and, if so addressed, shall be deemed to have been duly given or made as follows:
          18.2.1 if sent by personal delivery, upon delivery at the address of the relevant party;
          18.2.2 if sent by first class prepaid mail, five (5) Business Days after the date of mailing;
          18.2.3 if sent by air courier, three (3) Business Days after the date of mailing;
          18.2.4 if sent by facsimile, when received with returned fax confirmation;
          18.2.5 if sent by electronic mail when the communication is first stored in the other party’s electronic mailbox;
provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.
     18.3 The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to Clause 18.4 below, are:
If to Kolin:
Taiwan Kolin Company Limited
11/F No.86 Section 1
Chung Ching South Road
Taipei, Taiwan, ROC
Attention:
E-mail address:
Fax:
If to Distributor:
Syntax Groups Corporation
20480 East Business Parkway
City of Industry, California 91789
Attention: Mr. Michael Chan, Chief Operating Officer
E-mail address: michaelchan@syntaxgroups.com
Fax: 1 (909) 8598419

     18.4 A party may notify the other party of a change to its name, relevant addressee, address or facsimile number for the purposes of Clause 18.2 above by giving notice of such change in the manner specified in Clause 18.2.
     18.5 Each notice, demand, request, statement, instrument, certificate, or other communication given, delivered or made by any party to any other under or in connection with this Agreement shall be in English.
     18.6 The provisions of this Clause 18 shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings.
     19. REMEDIES AND WAIVERS
     19.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall impair such right, power or remedy, or operate as a waiver thereof.
     19.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     19.3 Except as expressly provided herein, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.
     20. ENTIRE AGREEMENT
     20.1 This Agreement constitutes the whole and only agreement between the Parties relating to the distribution of Products in the Territory and supersedes and extinguishes any prior drafts, agreements, undertakings, representations and warranties of any nature whatsoever, whether, or not in writing, relating thereto.
     20.2 This Agreement may only be modified in writing signed by each of the Parties.
     20.3 The Parties acknowledge that this Agreement has been jointly prepared by Kolin and Distributor, and the language in all parts of this Agreement shall be, in all cases, construed according to its fair meaning and not strictly for or against either party.
     20.4 Each party acknowledges that it has been advised and has had fair opportunity to consult with its own attorneys, accountants and other expert advisors regarding the meaning and effects of this Agreement.

     20.5 Each party warrants and represents that it has the power to enter into this Agreement and perform in accordance with the provisions hereof, and that the execution and performance of the Agreement has been duly and validly authorized in accordance with all applicable laws and governing instruments.
     21. COSTS
     21.1 Each party shall bear its own costs in relation to this Agreement.
     22. INVALIDITY
     22.1 If at any time any provision of this Agreement is/or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction within the Territory, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any, other provision of this Agreement, or the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
IN WITNESS WHEREOF this Agreement has been signed by the duly authorized representatives of the Parties the day and year first above written.

Taiwan Kolin Company Limited
By:	/s/ Christopher C.L. Liu
Christopher Liu
President

Syntax Groups Corporation
By:	/s/ James Li
James Li
Chief Executive Officer